QH-430110

Certificate Of Incorporation

I, ***ERICAH O. DIXON*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Nicholas Silver Income Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of January Two Thousand Twenty-Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of January Two Thousand Twenty-Six

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 945763978653
www.verify.gov.ky
15 January 2026